                                  SBA AGREEMENT

         SBA AGREEMENT ("Agreement") dated this 23rd day of December, 2004, by and among the United States Small Business Administration ("SBA"), Rocky
Mountain Mezzanine Fund II, L.P. ("Rocky"), Hanifen Imhoff Mezzanine Fund, L.P.
("Hanifen"), MorAmerica Capital Corporation ("MorAmerica") and NDSBIC, L.P.
("NDSBIC") (Rocky, Hanifen, MorAmerica and NDSBIC, collectively, the "Funds").

         WHEREAS, the Funds are parties to a Contribution Agreement, dated as of
May 12, 2000 (the "Contribution Agreement"), providing for the allocation of joint and several liability related to the sale of a portfolio company to
TransCore Holdings, Inc. ("TransCore"); and

         WHEREAS, the Funds and TransCore are parties to an arbitration proceeding, TransCore Holdings, Inc. v. Rocky Mountain Mezzanine Fund II, L.P.,
et al., JAMS Case No. 1410003193 (the "Arbitration"), pursuant to which an interim award has been issued and further proceedings are pending;

         WHEREAS, the Funds and TransCore have entered into a Settlement
Agreement dated as of the date hereof (the "Settlement Agreement") to completely resolve all issues in the Arbitration, providing, in part, for payment by the
Funds to TransCore of the sum of $20,000,000;

         WHEREAS, the Settlement Agreement is contingent on approval by SBA and
SBA is willing to approve release of the settlement payment to TransCore only if the Funds enter into this Agreement.

         NOW THEREFORE, in consideration of these premises and the mutual agreements set forth herein, the parties hereby agree as follows:

         1. The SBA has no objection to the Settlement Agreement and the payment by each Fund of its portion of the settlement payment as required under the
Contribution Agreement.

         2. Each of the Funds hereby agrees, jointly and severally, to reimburse the SBA, on demand, for Losses incurred by SBA as a result of non-payment of any
Fund's SBA Debentures. The Funds' obligation hereunder is limited to fifty percent (50%) of SBA's Losses, up to a maximum reimbursement obligation of
$7,500,000.

                  a. Losses shall mean the failure of any Fund to repay in full all SBA Debentures, following administration of repayment by the SBA in accordance with its normal procedures for similarly situated funds, and following complete liquidation of a defaulting Fund's investments.

                  b. SBA Debentures means a Fund's indebtedness to the SBA
         pursuant to its SBIC debenture program.

         3. The parties agree, until the condition of Section 4 is met or until this Agreement is terminated:

                                      -1-

                  a. SBA Debentures shall be repaid on their current payment schedule (or pre-paid as negotiated with SBA). In addition, the Funds will not take down new leverage, and, other than as deemed necessary by
         SBA in order to maximize investment values, the SBA and the Funds will not extend the maturity of existing SBA debentures.

                  b. Until the Escrow Agreement is fully funded, the Funds will not make liquidating distributions to equity holders, provided that the
         Funds may make tax distributions in the ordinary course of business. In addition, MorAmerica shall be permitted to distribute dividends required to qualify for regulated investment company status under the
         Internal Revenue Code, to the extent otherwise permitted by SBA regulations.

Except as expressly provided in this Agreement, each Fund shall otherwise be free to operate in the normal course of business. Nothing in this Section 3 or in any other provision of this Agreement shall limit any powers or rights of the
SBA under the Small Business Investment Act of 1958, as amended (the "Act"), regulations promulgated by the SBA under the Act or the SBA Debentures
(including the right to accelerate payment of any SBA Debentures).

         4. The parties agree, no later than January 31, 2005, to enter into an escrow agreement (the "Escrow Agreement") for the purpose of assuring the parties of payment of each Fund's liability hereunder. The Escrow Agreement shall be maintained with an escrow agent acceptable to the parties, and shall provide for an individual sub-account for each Fund. The Escrow Agreement shall provide that escrowed funds may be released only (i) to the SBA to meet the
Funds' reimbursement obligation under Section 2, or (ii) to the Funds should amounts remain in escrow after termination of this Agreement. The Contribution
Amount of a Fund is an amount equal to the Contribution Percentage (as defined below) times $7,500,000. At such time as the escrow is fully funded with
$7,500,000:

                  a. all covenants under Section 3 of each Fund shall be
         terminated;

                  b. the SBA's sole remedy with respect to the reimbursement covenant of Section 2 shall be to withdraw funds from the Escrow
         Agreement.

Contributions by any Fund may be made to the Escrow Agreement only (i) after that Fund's SBA Debentures have been repaid, or (ii) as permitted by SBA in writing.

         5. SBA agrees, no less than annually, by April 30 of each year commencing with 2005, to re-assess the need for this Agreement and to consider modifications to or termination of this Agreement and the Escrow Agreement in order to permit partial or full release of the obligations of the Funds hereunder and return of the Escrowed Funds.

         6. This Agreement shall be terminated, and any funds held pursuant to the Escrow Agreement shall be released to the Funds on the earlier of:

                  a. Termination by agreement of the parties; or

                  b. Repayment in full of all SBA Debentures; or

                                      -2-

                  c. December 31, 2013.

         7. The following provisions provide for continuation of the Funds'
obligations under the Contribution Agreement.

                  a. In the event of any Losses due hereunder, each Fund agrees that it shall be responsible for its Contribution Percentage of the
         Losses and shall pay the required amount to SBA when due. In the event that a Fund has not made its required share of any payment of Losses to
         SBA, that Fund shall be liable for immediate payment to the other Funds to the extent of the other Funds' overpayment.

                  b. Contribution Percentages shall be as set forth on Exhibit
         A, which are the same percentages as computed under the Contribution
         Agreement, omitting the individual parties to the Contribution
         Agreement.

                  c. Until this Agreement is fully funded, each Fund shall
         provide to the other Funds, promptly after filing with the SBA, a copy of that Fund's quarterly and annual financial statements.

         8. This Agreement may be signed in one or more counterparts, each of which shall constitute an original.

         9. All notices or other communications given pursuant to this Agreement shall be in writing and shall be given by personal delivery, by United States mail or an established, commercial express delivery service (such as Federal
Express), postage or delivery charge prepaid, return receipt requested, addressed to the person and address designated on the signature pages of this
Agreement. A notice or other communication shall be deemed received on the earliest of the following: (i) the date of its delivery to the address specified above, (ii) the date of its actual receipt by the person or entity specified above, or (iii) in the case of refusal to accept or inability to deliver the notice or other communication, the earliest of (a) the date of the attempted delivery or refusal to accept delivery, (b) the date of the postmark on the return receipt, or (c) the date of receipt of notice of refusal or notice of non-delivery by the sending party. Any party may designate any other address in substitution of the foregoing address(es) at any time by giving the other parties ten (10) days written notice of the new address.

         10. If any term, covenant or condition of this Agreement or the application thereof to any person or circumstance shall be invalid or unenforceable, the remainder of this Agreement or such other documents, or the application of such term, covenant or condition to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term, covenant or condition of this Agreement or such other documents shall be valid and shall be enforced.

         11. The failure of any party to insist upon strict performance of any of the provisions contained herein shall not be deemed a waiver of any rights or remedies that such party may have, and shall not be deemed a waiver of any subsequent breach or default.

                                      -3-

         12. This Agreement contains the entire agreement between and among the parties hereto and supersedes all prior negotiations and agreements, oral or written, with respect to the subject matter hereof.

         13. This Agreement is not intended to create, nor shall it be in any way construed to create any third-party beneficiary rights in any person not a party hereto.

         14. This Agreement shall inure to the benefit of and bind the respective parties' successors and assigns. All obligations of the Funds hereunder are the sole liability of the corporate entity, and no liability shall accrue or be imposed on any shareholder, member, partner, officer, director, employee or agent of the Funds.

         15. This Agreement is made and delivered in, and shall be construed and interpreted in accordance with the laws (without reference to the choice-of-law provisions) of, the United States and the District of Colombia.

         16. This Agreement may be amended only in writing executed by all parties.

                            [Signature pages follow]

                                      -4-

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

               PARTIES                                                NOTICE ADDRESS:

ROCKY MOUNTAIN MEZZANINE FUND II, L.P.                         ROCKY MOUNTAIN MEZZANINE FUND II, L.P.
                                                               1125 17th Street, Suite 2260
By:      Rocky Mountain Capital Partners, L.L.P.,              Denver, CO  80202
         its general partner

         /s/ Paul Lyons
         -----------------------------
         Paul Lyons, General Partner

HANIFEN IMHOFF MEZZANINE FUND, L.P.                            HANIFEN IMHOFF MEZZANINE FUND, L.P.
                                                               1125 17th Street, Suite 2260
By:      Hanifen Imhoff Capital Partners, L.L.P.,              Denver, CO  80202
         its general partner

         /s/ Edward C. Brown
         ------------------------------
         Edward C. Brown, Managing Partner

MORAMERICA CAPITAL CORPORATION                                 MORAMERICA CAPITAL CORPORATION
                                                               Attention:  President
By:      /s/ Kent Madsen                                       101 Second Street, SE, Suite 800
         ------------------------------                        Cedar Rapids, IA  52401
         Kent Madsen, President

By:      /s/ Robert R. Comey
         ------------------------------
         Robert Comey, CFO

                                      -5-

NDSBIC, L.P.                                                   NDSBIC, L.P.
                                                               Attention: President
By:      InvestAmerica N.D., L.L.C.,                           101 Second Street, SE, Suite 800
         its general partner                                   Cedar Rapids, IA  52401

         /s/ Robert R. Comey
         -------------------------------
         Robert Comey, Executive Vice President

UNITED STATES SMALL BUSINESS ADMINISTRATION

                                                               Associate Administrator for Investment
    /s/ Jaime A. Guzman-Fournier                               UNITED STATES SMALL BUSINESS ADMINISTRATION
By: ------------------------------------                       409 3rd St., SW, 6th Floor
       Jaime A. Guzman-Fournier                                Washington, DC  20416
       Acting Associate Administrator
       SBA Investment Division                                 cc:  Arlene Messinger, Esq.
                                                               Asst. General Counsel for SBIC
                                                               Enforcement
                                                               Office of the General Counsel
                                                               Small Business Administration
                                                               409 3rd St., SW, 7th Floor
                                                               Washington, DC  20416

                                                               cc:  Thomas Morris, Director
                                                               SBIC Liquidation
                                                               Small Business Administration
                                                               409 3rd St., SW, 6th Floor
                                                               Washington, DC  20416

                                      -6-

                                    EXHIBIT A
                            CONTRIBUTION PERCENTAGES

                                                              Contribution    Contribution
                                                               Percentage        Amount

                    Hanifen Imhoff Mezzanine Fund, L.P.              23.35%       $1,751,325

                    Rocky Mountain Mezzanine Fund II, L.P.           59.73%        4,479,745

                    MorAmerica Capital Corporation                   12.52%          939,009

                    NDSBIC, L.P.                                      4.40%          329,922

                       Total                                         100.0%       $7,500,001